Exhibit 10.14

FINAL

[Northwest Airlines, Inc. Letterhead]

[Date]

[Name]

[Title]

[Department]

Re:          Management Compensation Agreement dated as of [        ]

Dear                                   :

Northwest Airlines, Inc. (the “Company”) previously entered into a Management Compensation Agreement dated as of [      ] ([as amended,] the “Agreement”) with you, pursuant to which the Company agreed to provide you with certain airline pass travel privileges for the personal use of you, your spouse or registered domestic partner and dependent children as well as other benefits, upon the terms and conditions set forth in your Agreement.  This letter agreement sets forth certain proposed changes to the Agreement that will become effective if you choose to execute this letter agreement in the space provided below and return it to the Company.  None of these changes, however, will become effective unless an executed copy of the original of this letter agreement is returned to [Timothy J. Meginnes, Vice President – Compensation and Benefits, [Northwest Airlines, Inc.], Department A1445, 2700 Lone Oak Parkway, Eagan, Minnesota, 55121, telephone 612-727-9444.]

1.             Section 3 of the Agreement is amended by adding thereto the following:

“Notwithstanding the continuing employment requirement set forth above (if applicable), in the event that Executive’s employment is terminated by the Company without Cause or Executive resigns for Good Reason within two years after a Change of Control, (x) if, at the time of such termination, Executive has been employed by the Company or an Affiliate for at least five (5) years, all Airline Pass privileges under this Section 3, to the extent not previously vested, shall be deemed vested, or (y) if, at the time of such termination, Executive has not been employed by the Company or an Affiliate for at least five (5) years, all Airline Pass privileges as set forth above that are not then vested shall be forfeited, and, in lieu thereof, Executive shall be entitled to vested Airline Pass privileges pursuant to the

Company’s pass policies for the personal use of Executive and the Eligible Individuals for ten (10) years after such termination of employment at a boarding priority of F3 B3.  In addition, in the event of a Change of Control, Airline Pass privileges pursuant to the Company’s pass policies (including access to airline lounges under the WorldClub Pass or any similar program) (as applicable to Executive under the foregoing clause (x) or (y) above) will be provided to Executive and Eligible Individuals, to the extent vested hereunder, on terms and conditions no less favorable than those applicable to Executive and Eligible Individuals immediately prior to such Change of Control, and the Company shall provide (or shall cause any successor to the Company, whether by purchase, merger, consolidation or otherwise, to provide) Executive and Eligible Individuals with Airline Pass privileges equivalent to those provided under the Airline Pass privileges described in this Section 3 with respect to the Company (or its successor) and its Affiliates.

In addition, if at the time of Executive’s termination of employment with the Company Executive is eligible for “retiree pass travel” under the Company’s Airline Pass policies, as then in effect, the Company shall provide Executive with a gross-up payment for any personal income tax liability (based on an assumed marginal income tax rate of the highest Federal and State income tax rate in which State such individual resides) arising from the Airline Pass (and travel thereon) described in Section 3 (the “Airline Pass Gross-Up”), such that after the payment of all personal income tax liability associated with the Airline Pass (including any personal income taxes on the Airline Pass Gross-Up) Executive retains an amount of the gross-up payment equal to the personal income tax liability arising from such Airline Pass and travel. The Company shall pay the Airline Pass Gross-Up to Executive no later than thirty (30) days after the end of the year in which such taxes are incurred.”

2.             The following Section [5.4] is hereby added to the Agreement:

“[5.4]      Gross-Up Payment

(a) Excise Tax.

(i) If any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable pursuant to this Agreement or otherwise (a “Payment”)) is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties thereon (together, the “Excise Tax”), then Executive shall be entitled to an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes including, without limitation, any income taxes (together with any interest or penalties thereon, the “Additional Income Tax”) or any Excise Tax, imposed upon the Gross-Up Payment Executive retains an amount of the

Gross-Up Payment equal to the Excise Tax imposed upon the Payments; provided, however, the amount of any Gross-Up Payment shall in no events exceed $1 million ($1,000,000).  Notwithstanding the foregoing, if it shall be determined that the Executive would be entitled to a Gross-Up Payment, but that the Payment would not be subject to the Excise Tax if the total, aggregate Payments were reduced by an amount that is less than ten percent (10%) of the Payment that would be treated as “parachute payments” under Section 280G of the Code, then the amounts payable to Executive shall be reduced (but not below zero) to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”), and no Gross-Up Payment shall be made to Executive.  Such reduction of the amounts payable to the Safe Harbor Cap, if applicable, shall be made by reducing the payments comprising the Payments in such order as elected by the Executive.

(ii) Subject to [Section 5.4(a)(iii)], all determinations required to be made under this [Section 5.4], including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the firm of independent public accountants selected by the Company to audit its financial statements (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days after the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this [Section 5.4], shall be paid to Executive within five (5) business days after the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that additional Gross-Up Payments should have been made by the Company (an “Underpayment”). If the Company exhausts its remedies pursuant to Section [5.4(a)(iii)] and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

(iii) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notice shall be given as soon as practicable but no later than ten (10) business days after Executive knows of such Claim and shall apprise the Company of the nature and date of requested payment of such claim. Executive shall not pay such claim before the earlier of (x) the date thirty (30) days after Executive’s notice to the Company or (y) the date on which payment of taxes with respect to such claim is due. If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(A) give the Company any reasonably requested information relating to such claim;

(B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(C) cooperate with the Company in good faith in order to effectively contest such claim; and

(D) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold such Executive harmless, on an after-tax basis, for any Excise Tax or additional Income Tax imposed as a result of such representation and payment of costs and expenses. Without limiting this Section [5.4(iii)], the Company shall control all proceedings taken in connection with such appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and (2) either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner. Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs such Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or Income Tax imposed with respect to such advance; and further provided that any extension of the statute of limitations for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest any other issue raised by the Internal Revenue Service or any other taxing authority.

(iv) If, after the receipt by Executive of any amount advanced by the Company pursuant to Section [5.4(a)(iii)], Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section [5.4(a)(iii)]) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section [5.4(a)(iii)], a determination is made that such Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of any Gross-Up Payment required to be paid.

3.             [The following Section [5.5] is hereby added to the Agreement] [Section [5.3] of the Agreements is hereby deleted and replaced in its entirety with the following]:

“[5.5]      Compliance with the Provisions of Code Section 409A.

Notwithstanding anything herein to the contrary:

(i)            if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then

(x)            the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code), or

(y)           (A) with respect to the provision of in-kind benefits hereunder which are otherwise not exempt from the six-month delay requirements, during the period beginning on the employment termination date, and ending on the six-month anniversary of such date, Executive may be permitted to commence use of such benefits so long as Executive reimburses the Company, on the last business day of each month, all or part of which occurs during such period, for the amount of any income imputed to Executive under applicable tax rules as a result of any benefits provided to Executive during such month, and

(B) in such event, on the first business day of the first month following the month in which occurs the six-month anniversary of the termination date, the Company shall make a one-time, lump sum cash payment to Executive in an amount equal to the payments made by Executive in accordance with Section [5.5](i)(y)(A) above, together with interest thereon accruing at the applicable federal rate for instruments of less than one year, and

(ii)           if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax.

The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section [5.5]; provided that, notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Affiliates, employees or representatives shall have any liability to Executive with respect to any tax liabilities imposed on Executive under Section 409A of the Code.”

4.             The definition of “Cause” under the Agreement is hereby deleted in its entirety and replaced with the following:

““Cause” shall mean with respect to termination of Executive’s employment hereunder (i) an act or acts of dishonesty by Executive resulting in, or intended to result in, directly or indirectly, any personal enrichment of Executive (ii) an act or acts of  dishonesty by Executive intended to cause substantial injury to the Company, (iii) material breach (other than as a result of a Disability) by Executive of Executive’s obligations under this Agreement, which action was (a) undertaken without a reasonable belief that the action was in the best interests of the Company or an Affiliate and (b) not remedied within fifteen (15) days after receipt of written notice from the Company or an Affiliate specifying the alleged breach, (iv) Executive’s conviction of, or plea of nolo contendere to, a crime constituting (a) a felony under the laws of any country, the United States or any state thereof or (b) a misdemeanor involving moral turpitude or (v) a material breach of (a) the Company’s Code of Business Conduct or (b) the provisions of this Agreement.”

5.             The Section entitled “Certain Defined Terms” is hereby amended by adding thereto the following definitions:

““Affiliate” means any entity which, directly or indirectly, controls, is controlled by, or is under common control with, the Company.  For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of management and policies of the controlled entity or organization, whether through the ownership voting securities or by contract or otherwise.

“Change of Control” means “Change of Control” as defined in the Northwest Airlines Corporation 2007 Stock Incentive Plan, as of the date hereof.”

6.             Clause (c) of the definition of “Good Reason” under the Agreement is hereby deleted in its entirety and replaced with the following:

“(c) if Executive’s principal place of employment is at the Company’s principal executive offices in the Minneapolis-St. Paul Metropolitan Area, the relocation of Executive’s principal place of employment to a location other than at the Company’s principal executive offices in the Minneapolis-St. Paul Metropolitan Area (excluding travel requirements relating to Executive’s duties), without Executive’s consent, and, in addition, without prejudice to the preceding clause, following a Change of Control, if Executive’s principal place of employment is other than at the Company’s principal executive offices in the Minneapolis-St. Paul Metropolitan Area, the relocation of Executive’s principal place of employment by more than 50 miles (excluding travel requirements relating to Executive’s duties), without Executive’s consent;”

7.             The definition of “Good Reason” under the Agreement is hereby further amended by adding thereto the following:

“(e) following a Change of Control, a material reduction in Executive’s short-term or long-term cash incentive compensation opportunities, or

(f) following a Change of Control, the Company does not keep in effect compensation, incentive, retirement, health and welfare benefits, or perquisite programs under which the Executive receives benefits substantially comparable, in the aggregate, to those in effect prior to a Change of Control (other than a reduction pursuant to an equivalent reduction in such benefits for all full time domestic employees who are not subject to a collective bargaining agreement).”

8.             [Section 16] under the Agreement is hereby amended by thereto adding the following:

“Notwithstanding the above, following a Change of Control, all costs and expenses incurred in connection with any arbitration including, without limitation, arbitrator and attorney’s fees, shall be paid by the Company, or the Company shall promptly reimburse Executive on an as-incurred basis for such costs and expenses; provided, however, that if Executive institutes any arbitration to enforce this Agreement and the arbitrator presiding over the arbitration affirmatively finds that Executive instituted the arbitration in bad faith, Executive shall pay all costs and expenses, including attorney’s fees, of Executive and the Company.”

9.             All terms not otherwise defined herein shall have the same meaning as specified in the Agreement.

10.           This letter agreement shall be binding upon and inure to the benefit of the parties hereto, their respective representatives, successor and assigns.

11.           This letter agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

12.           Except as herein provided, the Agreement shall remain unchanged and in full force and effect.  This letter agreement may be executed in multiple counterparts, each of which, when so executed, shall be deemed to be an original copy hereof, and all such counterparts together shall constitute but one single agreement.

If the provisions of this letter agreement are acceptable to you, please indicate your agreement to the above by signing in the space provided below.

Sincerely,

Northwest Airlines, Inc.

[Michael J. Becker]

[Senior Vice President – Human Resources & Labor Relations

ACCEPTED AND AGREED:

By:	Date:
[Name]
[Title]
[Department]